CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered:  Debt Securities
Proposed Maximum Aggregate Offering Price:  $29,886,000.00
Amount of Registration Fee (1)(2):  $1174.52
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(1) Calculated in accordance with Rule 457(r) of the Securities Act. (2) Paid herewith.

Filed Under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 228 - dated Monday, September 15, 2008 (To: Prospectus Dated July 21, 2008)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XD75	$12,282,000.00	100.000%	1.500%	$12,097,770.00	FIXED	6.350%
SEMI-ANNUAL
								09/15/2018	03/15/2009	$31.22	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC  Agents:  Charles Schwab & Co.,  Inc., Citi, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities, WaMu Investments

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XD83	$17,604,000.00	100.000%	3.150%	$17,049,474.00	FIXED	6.900%
SEMI-ANNUAL
								09/15/2038	03/15/2009	$33.92	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 09/15/2013 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring any time on or after 09/15/2013  at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital LLC  Agents:  Charles Schwab & Co.,  Inc., Citi, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities, WaMu Investments

Bank of America

Offering Dates: Monday, September 08, 2008 through Monday, September 15, 2008
Trade Date: Monday, September 15, 2008 @ 12:00 PM ET
Settlement Date: Thursday, September 18, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A+
Fitch Inc. Rating: Subordinated:  A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 21-Jul-08